                                                                    EXHIBIT 10.1



                        SEPARATION AGREEMENT AND RELEASE

                  THIS SEPARATION AGREEMENT AND RELEASE (this "Agreement") is made and dated as of July 29, 1999, by and among ELDERTRUST, a Maryland real estate investment trust (the "Company"), ELDERTRUST OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (the "Operating Partnership") and EDWARD B. ROMANOV, JR. ("Romanov").

                  WHEREAS, the Company, the Operating Partnership and Romanov desire to set forth the terms and conditions of their joint agreements regarding the resignation of Romanov and the termination of his employment and service with the Company and its subsidiaries; and

                  WHEREAS, the Company is the general partner of the Operating Partnership, the Company's only material assets consist of interests in the Operating Partnership, and under the terms of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the "Operating Partnership Agreement"), the Operating Partnership is required to pay, or reimburse the General Partner for the payment of, all expenses of the General Partner incurred in connection with its acting as the general partner of the Operating Partnership.

                  NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Operating Partnership and Romanov hereby agree as follows:

                  1. Resignation From and Termination of Employment and as Trustee. The last day of Romanov's employment by the Company shall be July 28, 1999 (the "Effective Date"). Romanov hereby resigns, effective as of July 29, 1999, from all of his offices and positions with the Company, the Operating Partnership, and each of their subsidiaries, including, without limitation, his position as President, Chief Executive Officer and Assistant Secretary of the Company and as a member of its Board of Trustees. Romanov shall take no action in the name or on behalf of the Company, the Operating Partnership or any of their subsidiaries nor shall he have any authority to bind the Company, the Operating Partnership or any of their subsidiaries from and after the Effective Date. Romanov shall execute and deliver to the Company, the Operating Partnership and their subsidiaries such documents concerning such resignation and termination of all of his positions with the Company and its subsidiaries as may be reasonably requested by the Company, the Operating Partnership or any of its subsidiaries from time to time. (As used in this document, the term "subsidiary" of the Company and the Operating Partnership does not in any event include ET Capital Corp.) The Company shall pay Romanov any unpaid salary (less applicable withholding and standard deductions) for work performed by him through the Effective Date in accordance with the Company's normal pay practices.

         2. Further Assistance. Romanov shall make himself reasonably available to the Company and the Operating Partnership (taking into account in determining such reasonable availability other personal and professional obligations he may have) with respect to all matters relating to the business of the Company, the Operating Partnership and their subsidiaries that occurred on or prior to the Effective Date, including, but not limited to, assisting the Company and the Operating Partnership and acting as a witness in connection with any pending or threatened litigation or other legal proceeding with respect to which the Company or the Operating Partnership reasonably determines his participation to be necessary or useful and responding to questions and inquiries with respect to such matters. Such assistance will be without additional compensation to Romanov; provided, however, that he will be reimbursed by the Operating Partnership for any reasonable out-of-pocket expenses he incurs in providing such assistance upon providing proper documentation to the Operating Partnership of such expenses. The Company and the Operating Partnership agree to respond to any reasonable informational requests from Summit Bank or other lenders and otherwise to reasonably cooperate with Romanov in connection with any modification, extension or refinancing by Romanov of his existing obligations with Summit Bank at the same level of security interest and rights as existing under the current Summit Bank loan documents; provided, however, that neither the Company nor the Operating Partnership shall be required to modify the Amended and Restated Note, to modify any existing agreements with Romanov or to take any action which would adversely alter, impair or hinder the Company's or the Operating Partnership's right or ability as they exist on the date hereof to receive payments under the Amended and Restated Note. Romanov agrees to reimburse the Company and the Operating Partnership promptly for any reasonable expenses incurred as a result of any cooperation so extended.

                  3. Amended and Restated Promissory Note. (a) In view of Romanov's present inability to pay in full the matured and outstanding obligations of that certain Promissory Note executed and delivered by Romanov, dated January 30, 1998, to the order of the Company in the principal amount of $3,600,000 (the "Original Note"), which Original Note the Company contributed to the capital of the Operating Partnership, the Operating Partnership has agreed to amend and restate the Original Note to reflect a new principal amount of $1,000,000, which amended and restated note shall be in the form attached as Exhibit A hereto (the "Amended and Restated Note"). The Operating Partnership hereby acknowledges receipt from Romanov of the executed original of said Amended and Restated Note, and Romanov hereby acknowledges receipt of the canceled Original Note, concurrently with the execution and delivery by the Company, the Operating Partnership and Romanov of this Agreement.

                  (b) Notwithstanding Section 3(a) above and the amendment and restatement of the Original Note in accordance therewith, (i) on August 18, 1999 or on the fifth business day after the quarterly dividend payment is made for the quarter ended June 30, 1999, whichever is later, Romanov shall make an interest payment on the Original Note to the Operating Partnership in an amount equal to $62,827, which represents accrued interest on the Original Note for the quarter ended June 30, 1999 and (ii) on the fifth business day after the payment of the quarterly dividend payment on ElderTrust common shares for the quarter ending September 30, 1999, Romanov shall make an additional interest payment on the Original Note to the Operating Partnership in an amount equal to $19,332, which represents accrued interest on the Original Note from July 1, 1999 through the Effective Date. Any failure by Romanov to make either such interest payment to the Operating Partnership shall constitute an "Event of Default" (as such term is defined in the Amended and Restated Note) and shall entitle the Operating Partnership to exercise all of its rights and remedies under the Amended and Restated Note, the "Documents" (as such term is defined in the Amended and Restated Note) or at law.

                  4. Section 108(a) of the Internal Revenue Code of 1986, as Amended. After consultation with and based upon the advice of his tax advisors, Romanov represents and warrants to the Company and the Operating Partnership that he satisfies the requirements of Section 108(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder and the applicable administrative and judicial interpretations thereof so that, based upon Section 108(a)(1)(B) of the Code, his calendar year 1999 gross income shall not include any amount of income attributable to the cancellation of $2,600,000 of indebtedness by the Operating Partnership occurring pursuant to
Section 3 of this Agreement. The Company and the Operating Partnership hereby acknowledge that Romanov has provided a copy of his current financial statements (the "Romanov Financial Statements") to the Company and the Operating Partnership. Romanov represents and warrants to the Company and the Operating Partnership that such financial statements are true, correct and complete in all material respects, reflect all of his assets (whether or not exempt from the claims of creditors under state law) and otherwise have been prepared in a manner consistent with the requirements for the foregoing exclusion of the cancellation of indebtedness from gross income. Romanov further covenants and agrees that (i) he will exclude from his 1999 gross income in his final federal Form 1040 for calendar year 1999 any income attributable to the cancellation of $2,600,000 of indebtedness by the Operating Partnership occurring pursuant to
Section 3 of this Agreement and (ii) such exclusion will be in compliance with
Section 108(a)(1)(B) of the Code, the regulations thereunder and the applicable administrative and judicial interpretations thereof so that Romanov's calendar year 1999 gross income does not include any income attributable to such cancellation of indebtedness. Romanov acknowledges that the Operating Partnership has relied and is relying upon the foregoing representations, warranties, covenants and agreements of Romanov in agreeing to cancel such indebtedness. Without limiting the foregoing, Romanov agrees to pay all federal, state, and local income and employee's share of employment taxes that may be owed by reason of inclusion of all or any portion of the $2,600,000 in gross income by reason of his failure to qualify for the insolvency exception as contemplated hereby, and to indemnify and hold the Company and the Operating Partnership harmless with respect thereto and with respect to any interest, penalties or other costs that either the Company or the Operating Partnership may incur by reason of it not withholding any income and employee's share of employment taxes with respect to the cancellation of the $2,600,000 in reliance upon the representations, warranties, covenants and agreements of Romanov set forth in this Section 4 and the financial statements provided by Romanov pursuant hereto. In reliance upon the representations, warranties, covenants and agreements of Romanov set forth in this Section 4 and the financial statements provided by Romanov pursuant hereto, the Company and the Operating Partnership confirm that they do not intend to report the foregoing cancellation of indebtedness on any information return to be issued to Romanov, unless they are required to do so by federal, state or local taxing authorities.

                  5. Effect on Employment Agreement. The Employment Agreement between the Company and Romanov made as of January 30, 1998 (the "Employment Agreement") and all rights, benefits, obligations and liabilities of the parties thereunder are hereby terminated and canceled and shall be of no further force or effect as of the Effective Date, except for the provisions of Section 5.1 thereof relating to employee discoveries (a copy of which is attached as Exhibit B hereto).

                  6. Effect on Option Agreement. The Non-Incentive Share Option Agreement between the Company and Romanov made as of January 30, 1998 and all rights, benefits, obligations and liabilities of the parties thereunder (including, without limitation, all share options granted therein) are hereby terminated and canceled and shall be of no further force or effect as of the Effective Date.

                  7. Effect on Distribution Equivalent Rights Agreement. The Distribution Equivalent Rights Agreement between the Company and Romanov made as of January 30, 1998 and all rights, benefits, obligations and liabilities of the parties thereunder (including, without limitation, all distribution equivalent rights granted therein and his distribution equivalent rights account balance maintained by the Company thereunder) are hereby terminated and canceled and shall be of no further force or effect as of the Effective Date.

                  8. Effect on Other Agreements. The following agreements between the Company and Romanov shall remain in full force and effect in accordance with their respective terms:

                  (a) Indemnification Agreement by and between the Company and Romanov dated effective as of January 30, 1998 (the "Indemnification Agreement");

                  (b) Registration Rights Agreement by and between the Company and the holders of Units listed on Schedule A thereto made and entered into as of January 30, 1998 (the "Registration Rights Agreement");

                  (c) Subscription Agreement by and between the Company and Romanov dated as of October 8, 1997 (the "Subscription Agreement"); and

                  (d) Letter Agreement by and between the Company and Romanov dated January 30, 1998 regarding "related tenant" relationships (the "Letter Agreement"), which Letter Agreement shall be deemed to be modified by the provisions of Section 13 of this Agreement.

                  9. Release by Romanov.

                  (a) Romanov, on behalf of himself and his affiliates, heirs, executors, administrators, successors and assigns, hereby irrevocably, unconditionally and forever releases and discharges the Company, the Operating Partnership and their subsidiaries, and the Company's, the Operating Partnership's and their subsidiaries' respective trustees, directors, officers, partners, members, employees, agents, accountants, counsel and other representatives, and their respective successors and assigns, from and against any and all complaints, claims, demands, damages, lawsuits, actions, causes of action, obligations and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, including, but not limited to, all claims arising from or in any way connected with Romanov's employment by the Company and the termination of Romanov's employment with the Company, but excluding any (i) obligations under this Agreement or any of the agreements listed in Section 8 hereof or (ii) any claims, damages or liabilities resulting from any breach by the Company or the Operating Partnership of the terms of this Agreement or any of the Agreements listed in Schedule 8 hereof. This release includes, but is not limited to, rights or claims arising under any applicable federal, state or local statutes or common-law rights of action prohibiting employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status or otherwise concerning Romanov's employment. Romanov shall not sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints against any person or entity released in this Section 9(a) in any federal, state, District of Columbia or other court, administrative agency or other forum concerning any claims released in this Section 9(a). Romanov irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning any claims that are released in this Section 9(a). Romanov represents and warrants that he has not previously filed or joined in any such claims or lawsuits against the Company, the Operating Partnership or any of the other persons or entities released in this Section 9(a), and that he has not given or sold any portion of any claims released in this Section 9(a) to anyone else, and that he will indemnify and hold harmless the persons and entities released in this Section 9(a) from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred as a result of any such assignment or transfer.

                  (b) Romanov acknowledges that he has been given the opportunity to and has in fact consulted with legal counsel of his own choosing in connection with this Agreement and that he has carefully read this Agreement which includes the release set forth in Section 9(a) and fully understands all of its terms. Romanov is signing this Agreement voluntarily, without coercion and with the advice of his own counsel and full knowledge of its significance, and acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

                  10. Release by the Company. The Company and the Operating Partnership, on behalf of themselves and their successors and assigns, hereby irrevocably, unconditionally and forever release and discharge Romanov and his affiliates, heirs, executors, administrators, counsel, successors and assigns from and against any and all complaints, claims, demands, damages, lawsuits, actions, causes of action, obligations and liabilities whatsoever, whether absolute or contingent, which the Company or the Operating Partnership has or may have against Romanov for acts taken by him within the scope of his employment as an officer and employee of the Company; provided, however, that it is expressly agreed and understood that the release provided by the Company and the Operating Partnership in this Section 10 shall only release any such complaints, claims, demands, damages, lawsuits, actions, causes of action and liabilities of which one or more members of the Company's Board of Trustees (excluding Romanov) and/or the Company's Chief Financial Officer has or have knowledge, or, which, through the exercise of reasonable care, should have had knowledge, on the date of this Agreement and shall not waive or release any other complaints, claims, demands, damages, lawsuits, actions, causes of action and liabilities or that result from any breach by Romanov of the terms of this Agreement (including, but not limited to, any representation, warranty, covenant or agreement made by him in this Agreement) or any breach by Romanov of the agreements listed in Section 8 hereof. The Company and the Operating Partnership shall not sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints against Romanov released in this Section 10 in any federal, state, District of Columbia or other court, administrative agency or other forum concerning any claims released in this Section 10, except as required by law. The Company and the Operating

Partnership irrevocably and unconditionally waive any and all rights to recover any relief and damages concerning any claims that are released in this Section
10. The Company and the Operating Partnership represent and warrant that they have not previously filed or joined in any such claims or lawsuits against Romanov or any of the other persons or entities released in this Section 10, and that the Company and the Operating Partnership have not given or sold any portion of any claims released in this Section 10 to anyone else, and that the Company and the Operating Partnership will indemnify and hold harmless the persons and entities released in this Section 10 from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred as a result of any such assignment or transfer.

                  11. Transfer of General Partner and Managing Member Interests. Romanov confirms that, in accordance with Section 9.4 of the Agreement of Limited Partnership of ET Sub-Meridian Limited Partnership, L.L.P., he has on the date of this Agreement caused to be transferred to D. Lee McCreary, Jr., free and clear of all liens, claims or other encumbrances, the 1% general partner interest in ET Sub-Meridian Limited Partnership, L.L.P. held by ET Meridian, L.L.C., of which Romanov is the sole member. Romanov also confirms the receipt on the date of this Agreement from Mr. McCreary of the full $25,000 payment for such interest. Romanov further confirms that he has caused Vernon ALF, L.L.C., Cabot ALF, L.L.C. and Cleveland ALF, L.L.C., of which Romanov is the sole member, to grant Mr. McCreary on the date of this Agreement powers of attorney to effect the transfer of the 1% managing member interests held by those entities in ET Sub-Vernon Court, L.L.C., ET Sub-Cabot Park, L.L.C. and ET Sub-Cleveland Circle, L.L.C., respectively, in each case in accordance with the terms of Section 9.04 of the related Operating Agreement of those entities and subject only to receipt of any required consents to such transfers from the Massachusetts Housing Finance Authority and the receipt by Vernon ALF, L.L.C., Cabot ALF, L.L.C. and Cleveland ALF, L.L.C. of the consideration for the transfer of such interests, which equals $3,500, $3,500 and $3,000, respectively. Romanov shall cooperate fully with the Operating Partnership and Mr. McCreary in accomplishing the transfers of such interests in accordance with
Section 9.04 of the related Operating Agreements; it being understood and agreed that all expenses incurred in obtaining the required consents to such transfers from the Massachusetts Housing Finance Authority shall be borne by the Operating Partnership or Mr. McCreary. Without limiting the foregoing, Romanov hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, as may be necessary or as may be reasonably requested by the Operating Partnership or Mr. McCreary in order to fully effectuate the purposes, terms and conditions of the transfer of such interests as contemplated by this
Section 11. Romanov hereby agrees and confirms that the subject matter of this
Section 11 is unique. Accordingly, in addition to any other remedies which the Operating Partnership may have at law or in equity, Romanov, on behalf of himself and Vernon ALF, L.L.C., Cabot ALF, L.L.C. and Cleveland ALF, L.L.C., hereby agrees that the Operating Partnership, in addition to any other remedies which the Operating Partnership may have at law or in equity, shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Section 11 specifically performed by Romanov and such entities. Following the transfer of the interests contemplated by this Section 11, the Operating Partnership agrees to assist Romanov by causing to be prepared at the Operating Partnership's expense all necessary documents to terminate and dissolve ET Meridian, L.L.C., Vernon ALF, L.L.C., Cabot ALF, L.L.C. and Cleveland ALF, L.L.C., including the preparation of final tax returns for those entities; provided, however, that Romanov shall be solely responsible for the filing of all such documents and tax returns and for any taxes owed by such entities.

                  12. Ownership of Common Shares and Units. Romanov represents and warrants that, after giving effect to Sections 6, 7 and 11 of this Agreement, Romanov beneficially owns only the following securities of the Company and the Operating Partnership and their subsidiaries and no other securities of the Company, the Operating Partnership or any of their subsidiaries: (a) 370,600 common shares of beneficial interest, par value $.01 per share, of the Company (the "Romanov Common Shares") and (b) 118,750 units of limited partnership interest (the "Romanov Units") of the Operating Partnership. Romanov also represents and warrants that he owns all of the Romanov Common Shares and the Romanov Units, free and clear of all liens, claims and other encumbrances except as listed on Schedule 12 attached hereto. Romanov further represents and warrants that (a) except for the Romanov Common Shares and the Romanov Units, he does not Beneficially Own or Constructively Own (as each such term is defined in the Company's Amended and Restated Declaration of Trust) any Common Shares, any Preferred Shares, or any Operating Partnership Units and (b) no other Person is or would be either a Beneficial Owner or a Constructive Owner of either Common Shares, Preferred Shares, or Operating Partnership Units as a result of the Beneficial Ownership or Constructive Ownership of either Common Shares, Preferred Shares or Operating Partnership Units by Romanov or whose ownership would cause Romanov to be a Beneficial Owner or Constructive Owner of such Shares or Units, in each case as such capitalized terms are defined in
Section 7.1 of the Company's Amended and Restated Declaration of Trust.

                  13. Limitation on Ownership. Romanov, on behalf of himself, his affiliates and any person or entity who would qualify as an Excluded Holder (as such term is defined in Section 7.1 of the Company's Amended and Restated Declaration of Trust), covenants and agrees that neither he nor they shall acquire, directly or indirectly, individually or in the aggregate, the Beneficial Ownership (as defined in the Company's Amended and Restated Declaration of Trust but which, for purposes of this Section 13, shall also include "beneficial ownership" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or Constructive Ownership of any additional Common Shares or Preferred Shares (in each case as such capitalized terms are defined in Section 7.1 of the Company's Amended and Restated Declaration of Trust) or any other securities of the

Company, or any partnership interests or other securities of the Operating Partnership, without the prior written approval of the Board of Trustees of the Company. This limitation shall also cover any agreement, arrangement or understanding to acquire shares or securities but shall not preclude Romanov from redeeming his Units in accordance with the terms and conditions of the Operating Partnership Agreement and Section 16 of this Agreement. For purposes of this limitation, Romanov, on behalf of himself and his affiliates, covenants and agrees that neither he nor they are or will become a member of any group or otherwise act in concert with any other person for the purpose of acquiring, holding, voting or disposing of the Common or Preferred Shares or any other securities of the Company or of the partnership interests or any other securities of the Operating Partnership.

                  14. Special Meetings, Shareholder Proposals and Related Matters. Until July 29, 2005, Romanov, on behalf of himself, his affiliates and any person or entity who would qualify as an Excluded Holder (as such term is defined in Section 7.1 of the Company's Amended and Restated Declaration of Trust), covenants and agrees that neither he nor they shall (a) call, or participate in any manner in calling, a special meeting of shareholders of the Company or of the partners of the Operating Partnership, (b) submit any proposal for voting upon at any annual or special meeting of shareholders of the Company or for a vote or consent of the partners of the Operating Partnership, (c) propose any nominee for election as a trustee of the Company, or (d) institute, encourage or participate in any proxy solicitation with respect to any matter submitted to a vote of the Company's shareholders or the partners of the Operating Partnership or seek to advise or influence any person or entity with respect to the voting of Common or Preferred Shares or any other securities of the Company or the voting of partnership interests or any other securities of the Operating Partnership.

                  15. Voting of Romanov Common Shares and Units. At all meetings of shareholders of the Company held on or prior to July 29, 2005, Romanov shall vote or direct the voting of the Romanov Common Shares (which for purposes of this Section 15 shall include any Common Shares of the Company acquired by Romanov upon redemption of any of the Romanov Units) for, against or abstain on each matter voted on by shareholders of the Company in the same proportion as the Common Shares of the Company owned by all other shareholders are voted or abstained from voting with respect to each matter. In each vote or consent of partners of the Operating Partnership held on or prior to July 29, 2005, Romanov shall vote or direct the voting of the Romanov Units for, against or abstain on each matter voted on by partners of the Operating Partnership in the same proportion as the partnership interests of the Operating Partnership owned by all other partners of the Operating Partnership (including the Company) are voted, except for matters requiring the Consent of the Outside Limited Partners (as such term is defined in the Operating Partnership Agreement) as to which Romanov shall vote or direct the voting of the Romanov Units in the same proportion as the partnership interests held by all other partners of the Operating Partnership (excluding the Company) are voted. Romanov hereby irrevocably appoints the Company and its successors and assigns his true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to vote the Romanov Units in accordance with the provisions of this Section 15. The foregoing power is a power coupled with an interest. At all times on or prior to July 29, 2005, Romanov further agrees that (a) he will have all of the Romanov Common Shares and the Romanov Units represented in person or by proxy at all meetings of stockholders of the Company and partners of the Operating Partnership, as the case may be, held during such period, unless he shall previously have sold such Common Shares and Units, and (b) he will not deposit any of the Romanov Common Shares or the Romanov Units in a voting trust or otherwise subject, except as contemplated herein, any such shares and units to any agreement or arrangement with respect to the voting of such shares or units. The provisions of this Section 15 shall be of no further force and effect as to any Romanov Common Shares and/or Romanov Units for which Romanov ceases to be the beneficial owner as a result of any open market sale of Common Shares or other transaction not entered into for the purpose of evading the provisions of this Section 15.

                  16. Redemption of Romanov Units. If Romanov elects, in accordance with the terms and conditions of the Operating Partnership Agreement, at any time on or prior to January 29, 2001 to redeem all or any portion of his Romanov Units, the Company shall redeem such Romanov Units by paying to Romanov the Shares Amount (as defined in the Operating Partnership Agreement) and the Company shall not elect to pay him the Cash Amount (as defined in the Operating Partnership Agreement).

                  17. Attorney's Fees. The Operating Partnership shall reimburse Romanov $10,000 for the attorney's fees and expenses incurred by Romanov in connection with the negotiation and execution of this Agreement. Romanov acknowledges receipt of such payment concurrently with the execution and delivery by the Company, the Operating Partnership and Romanov of this Agreement.

                  18. Medical and Dental Insurance. The Company shall cooperate with Romanov to continue his eligibility for medical and dental insurance at his expense for a maximum of 18 months following the date of this Agreement in accordance with the terms of the medical and dental insurance plans of the Company.

                  19. Unemployment Compensation.To the extent consistent with applicable legal requirements, the Company shall not contest Romanov's eligibility for unemployment compensation; provided, however, that nothing herein shall prohibit the Company from responding accurately to governmental inquiries in accordance with applicable law.

                  20. Non-Disclosure. From and after the date of this Agreement, Romanov shall not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, except (i) to the extent that such disclosure is consistent with public statements made by the Company, is specifically required by law or legal process or as authorized in writing by the Company; (ii) to his tax advisors as may be necessary for the preparation of tax returns or other reports required by law;
(iii) to his attorneys as may be necessary to secure advice concerning this Agreement; (iv) to his lenders as may be necessary to secure new financing or renewal of existing financing owed by him; or (v) to members of his immediate family. Prior to disclosing such information under parts (ii), (iii), (iv) or
(v) of this Section 20, Romanov shall inform the recipients of his obligations under this Section 20 and obtain their agreement to be bound by the terms of this Section 20. Any subsequent disclosure of such information by any such recipient shall be deemed to be a disclosure by Romanov in breach of this Agreement. The Company and the Operating Partnership shall not provide to any third party (which for purposes hereof shall not include officers, employees, trustees, independent public accountants or other professional advisors of the Company or the Operating Partnership) any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or a copy of the Romanov Financial Statements, unless the Company or the Operating Partnership, as applicable, determines in good faith that it is required to do so by law, legal process or other valid business reasons. The Company and the Operating Partnership shall be responsible for any unauthorized disclosures to third parties of the Romanov Financial Statements by their officers, employees, trustees, independent public accountants or other professional advisors. Without limiting the generality of the foregoing, Romanov acknowledges that (a) the Company intends promptly following the execution and delivery of this Agreement by the parties hereto to issue a press release announcing Romanov's resignation and describing this Agreement, (b) the Company intends to file a copy of this Agreement as an exhibit to a Form 8-K to be filed by the Company with the Securities and Exchange Commission (the "SEC") promptly following the execution and delivery of this Agreement by the parties hereto and
(c) this Agreement will need to be referred to and described in Company proxy statements and periodic reports filed with the SEC under the Exchange Act and registration statements filed by the Company under the Securities Act of 1933, as amended.

                  21. No Disparagement; Employment References. Romanov shall not make any disparaging statements, whether oral or written, regarding the Company, the Operating Partnership, any of their subsidiaries or any of their businesses, officers, trustees, directors, partners, members, employees, agents or other representatives. The Company shall instruct each of its employees not to make any disparaging statements, whether oral or written, regarding Romanov. Romanov agrees to direct all requests for employment references, which shall be made in writing, to Mr. McCreary or his successor as President and Chief Executive Officer of the Company. The Company agrees that Mr. McCreary or his successor will respond by issuing a letter in the form attached as Exhibit C hereto.

                  22. Confidentiality. Except as authorized or directed by the Company in writing, Romanov shall not, at any time during or subsequent to the term of this Agreement, directly or indirectly publish or disclose any confidential information of the Company, the Operating Partnership or of any of their subsidiaries or confidential information of others that has come into the possession of the Company, the Operating Partnership or of any of their subsidiaries or into his possession in the course of his employment or service as a trustee with the Company to any person or entity, and Romanov shall not use any such confidential information for his own personal use or advantage or make it available to others for use. All information, whether written or oral, regarding the business or affairs of the Company, the Operating Partnership or of their subsidiaries, including, without limitation, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired, concerning the conduct and details of the business of the Company and the Operating Partnership, including without limitation names of customers and suppliers, marketing methods, unique financing methods, trade secrets, policies, prospects and financial condition, shall be deemed confidential information, except to the extent the same shall have been lawfully and without breach of confidential obligation made available to the general public without restriction. The Company and the Operating Partnership shall be under no obligation to specifically identify any information as to which the protection of this Section 22 extends by any notice or other action.

                  23. Non-Compete. Until July 29, 2001, Romanov shall not, except with the Company's prior written consent, directly or indirectly, in any capacity, for the benefit of any person or entity (a) communicate with or solicit any person or entity who is or during such period becomes a customer, supplier, employee, salesman, agent or representative of the Company or the Operating Partnership or any of their subsidiaries, in any manner which interferes or might interfere with such person's or entity's relationship with the Company, the Operating Partnership, and their subsidiaries, or in an effort to obtain such person or entity as customer, supplier, employee, salesman, agent, or representative of any business in competition with the Company, the Operating Partnership or any of their subsidiaries within 100 miles of any office or facility owned, leased or operated by the Company, the Operating Partnership or any of their subsidiaries, or (b) establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership (other than as the owner of less than 1% of the stock of a corporation whose shares are publicly traded), management, operation or control of, or be a director, trustee, officer, employee, salesman, agent or representative of, or be a consultant to, any person or entity in any business in competition with the Company, the Operating Partnership or any of their subsidiaries, at any location within 100 miles of any office or facility owned, leased or operated by the Company, the Operating Partnership or any of their subsidiaries, or act or conduct himself in any manner which would reasonably be expected to be inimical or contrary to the best interests of the Company, the Operating Partnership or any of their subsidiaries. Nothing in this Section 23 shall limit or preclude Romanov from hiring Susi Juckas.

                  24. Injunctive Relief. Romanov acknowledges and agrees that the benefits and other entitlements provided to him under this Agreement are adequate consideration for Sections 21, 22 and 23. Romanov acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if Sections 21, 22 and 23 should be specifically enforced against him. Romanov also acknowledges that the restrictions contained in Sections 21, 22 and 23 are reasonable and necessary to protect the business and interests of the Company, the Operating Partnership and their subsidiaries, the Company and the Operating Partnership have relied and are relying upon the enforceability of such restrictions in entering into this Agreement and any violation of these restrictions will cause substantial irreparable injury to the Company and the Operating Partnership. Therefore, Romanov agrees that the Company and the Operating Partnership are entitled, in addition to other remedies, to preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of Sections 21, 22 and 23 without proof of actual loss or damages. Romanov further agrees that the Company and the Operating Partnership are entitled, in addition to other remedies, to preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, by him or his affiliates of any other provisions of this Agreement without proof of actual loss or damages. The restrictions set forth in Sections 21, 22 and 23 shall be construed as independent covenants, and the existence of any claim or cause of action against the Company or the Operating Partnership or any of their subsidiaries, whether predicated upon this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company or the Operating Partnership of any of the restrictions contained in Sections 21, 22 and 23. Romanov hereby consents to the jurisdiction over his person of any courts within the Commonwealth of Pennsylvania with respect to any proceedings in law or in equity arising out of this Agreement. In the event of a judicial determination that any restriction contained in Section 23 of this Agreement is unreasonable, the Company, the Operating Partnership and Romanov agree that the court may modify the restriction to make it reasonable prior to granting injunctive relief.

                  25. Return of Information, Furniture and Personal Items. Romanov shall cooperate fully with the Company and the Operating Partnership in providing information relating to the business of the Company, the Operating Partnership, and their subsidiaries and in returning to the Company or the Operating Partnership, as applicable, the originals and all copies of all files, materials, documents or other property relating to the business of the Company, the Operating Partnership and their subsidiaries. The Company has provided Romanov reasonable access to the Company's offices during a mutually agreeable time to permit him to remove his furniture and personal items at his expense.

                  26. No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by the Company, the Operating Partnership or Romanov.

                  27. Assignment. The Company and the Operating Partnership may freely assign or delegate any of their rights or obligations hereunder. Romanov shall not assign or delegate any of his rights or obligations hereunder without first obtaining the written consent of the Company and the Operating Partnership.

                  28. Amendment; Modification; Waiver. No amendments or additions to this Agreement shall be binding unless in writing and signed by the party sought to be bound thereby. No delay or failure at any time on the part of the Company or the Operating Partnership in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of the Company and the Operating Partnership thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  29. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

                  30. Definitions. As used in this Agreement, the terms "proxy" and "solicitation" shall have the meanings ascribed to such terms in Rule 14a-1 under the Exchange Act, the term "beneficial ownership" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act, the term "affiliate" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act and the term "subsidiary" shall mean any entity of which a controlling interest is held directly, or indirectly, by the Company or the Operating Partnership and the successors and assigns of such corporations and entities and shall also include, for purposes of Sections 9 and 12 of this Agreement, ET Sub-Meridian Limited Partnership, L.L.P., ET Sub-Vernon Court, L.L.C., ET Sub-Cabot Park, L.L.C. and ET Sub-Cleveland Circle, L.L.C. (but shall not include ET Capital Corp.).

                  31. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provisions hereof; provided, however, that if any portion of Section 9 is found by a court of competent jurisdiction to be unenforceable and Romanov recovers any amounts from the Company or the Operating Partnership as a result, he shall immediately pay over all such amounts to the Operating Partnership up to an aggregate amount equal to $3,000,000.

                  32. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  33. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

                  If to the Company or the Operating Partnership:

                           ElderTrust
                           ElderTrust Operating Limited Partnership
                           101 East State Street
                           Suite 100
                           Kennett Square, PA  19348

                           Attention:  President and Chief Executive Officer

                           with a copy (which shall not constitute notice) to:

                           George P. Barsness, Esquire
                           Hogan & Hartson L.L.P.
                           555 Thirteenth Street, N.W.
                           Washington, DC  20004
                           Telecopy No.:  (202) 637-5910

                  If to Romanov:

                           Edward B. Romanov, Jr.
                           Centennial Barn
                           26 Cafferty Road
                           Pipersville, PA  18947


                           with a copy (which shall not constitute notice) to:

                           Alan R. Epstein, Esquire
                           Jablon Epstein
                           The Bellevue, 9th Floor
                           Broad Street at Walnut
                           Philadelphia, PA 19102
                           Telecopy No.:  (215) 790-0830

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  34. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral or written agreements, commitments or understandings, with respect to the matters provided for herein, except for the provisions of Section 5.1 of the Employment Agreement, the Indemnification Agreement, the Registration Rights Agreement, the Subscription Agreement and the Letter Agreement.

                  35. Further Assurance. Romanov shall at any time, and from time to time, execute and deliver such further documents as the Company and the Operating Partnership may reasonably request to effect fully the purposes of this Agreement.

                  36. Interpretation. Each party hereto hereby acknowledges that:

                  (a) it or he was represented by counsel and had an opportunity to participate equally in the drafting and negotiations of this Agreement;

                  (b) such negotiations were extensive and have been conducted on an arm's length basis;

                  (c) Romanov is sophisticated and has substantial experience in business, financial and legal matters; and

                  (d) there are no circumstances surrounding the drafting or negotiations of this Agreement and no other reason that would or should require a court construing this Agreement to construe it more strictly or stringently against one party than against the other party.

                  37. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, excluding the choice of law rules thereof.

                  38. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in their names and on their behalf as of the date first above written.


                                       ELDERTRUST



                                       By: /s/ D. Lee McCreary, Jr.
                                           -------------------------------------
                                               D. Lee McCreary, Jr.
                                               Chief Operating Officer

                                       Date of Execution:  July 29, 1999




                                       ELDERTRUST OPERATING LIMITED PARTNERSHIP



                                       By ElderTrust, its General Partner



                                       By: /s/ D. Lee McCreary, Jr.
                                           -------------------------------------
                                               D. Lee McCreary, Jr.
                                               Chief Operating Officer

                                       Date of Execution:  July 29, 1999





                                       /s/ Edward B. Romanov, Jr.
                                       -----------------------------------------
                                       EDWARD B. ROMANOV, JR.

                                       Date of Execution:  July 29, 1999

                 SCHEDULE 12 TO SEPARATION AGREEMENT AND RELEASE



         1. Loan and Security Agreement and documentation supporting credit facilities from Summit Bank regarding 456,250 Common Shares and Units.

         2. Typical margin account with Legg Mason regarding 6,000 Common
            Shares.

         3. Typical margin account with American Investment Bankers regarding 27,000 Common Shares.

                                                                       EXHIBIT A


                      AMENDED AND RESTATED PROMISSORY NOTE
                      ------------------------------------



         $1,000,000                                                July 29, 1999
                                                    Kennett Square, Pennsylvania


         WHEREAS, ElderTrust Operating Limited Partnership, a Delaware limited partnership, with an office at 101 East State Street, Kennett Square, PA 19348 (hereinafter, together with its successors in interest and assigns, "Holder") is the holder, as the result of a contribution by ElderTrust, a Maryland real estate investment trust, to Holder in exchange for a partnership interest in Holder of that certain unsecured Promissory Note dated January 30, 1998 (the "Original Note"), executed and delivered by Edward B. Romanov, Jr. (hereinafter, together with his successors and assigns, "Maker") to ElderTrust; and

         WHEREAS, the Original Note evidences a loan in the principal amount of $3,600,000 (the "Loan") made by ElderTrust to the Maker; and

         WHEREAS, the Maturity Date (as such term is defined in the Original
Note) of the Original Note has occurred as a result of Maker's resignation and termination of employment with ElderTrust; and

         WHEREAS, after consultation with and based upon the advice of his tax advisors, Maker has represented and warranted to ElderTrust and Holder that Maker satisfies the requirements of Section 108(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder and the applicable administrative and judicial interpretations thereof so that, based upon Section 108(a)(1)(B) of the Code, Maker's calendar year 1999 gross income shall not include any amount of income attributable to the cancellation of $2,600,000 of indebtedness evidenced by the Original Note; and

         WHEREAS, Maker has provided a copy of Maker's current financial statements to ElderTrust and Holder, and has represented and warranted to ElderTrust and Holder that such financial statements are true, correct and complete in all material respects, reflect all of Maker's assets (whether or not exempt from the claims of creditors under state law) and otherwise have been prepared in a manner consistent with the requirements for the foregoing exclusion of the cancellation of indebtedness from gross income. Maker further has covenanted and agreed that (i) Maker will exclude from this 1999 gross income in his final federal Form 1040 for calendar year 1999 any income attributable to the cancellation of $2,600,000 of indebtedness evidenced by the

Original Note and (ii) such exclusion will be in compliance with Section 108(a)(1)(B) of the Code, the regulations thereunder and the applicable administrative and judicial interpretations thereof so that Maker's calendar year 1999 gross income does not include any income attributable to the cancellation of $2,600,000 of indebtedness by Holder. Maker has acknowledged that Holder has relied and is relying upon the foregoing representations, warranties, covenants and agreements of Maker in agreeing to cancel such $2,600,000 of indebtedness; and

         WHEREAS, in light of these circumstances, Maker has requested and the Holder has agreed to amend the Original Note to reflect a reduced principal amount of the Loan in the amount of $1,000,000, and to make certain other modifications to the terms of the Original Note; and

         WHEREAS, Maker has agreed to execute and deliver this Amended and Restated Promissory Note (the "Note") in exchange for the Original Note.

         NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Maker hereby covenants and agrees as follows:

         THIS NOTE AMENDS AND RESTATES THE TERMS OF THE ORIGINAL NOTE.

         FOR VALUE RECEIVED, the undersigned Maker promises to pay to the order of Holder, at its offices at 101 East State Street, Kennett Square, PA 19348, the principal sum of One Million Dollars ($1,000,000), with interest on the unpaid principal balance from time to time outstanding, at the rate set forth below, with payment of principal and interest to be made in lawful money of the United States, in immediately available funds, as follows:

         1. Payment Terms.
            --------------

                  (a) Interest shall be computed on the basis of a three hundred sixty-five (365) day year, and for the actual number of days outstanding, at a rate per annum equal to eight and one half percent (8.5%) for the first year of the term hereof, and at the following rates for each year of the term thereafter:

                  Year 2             -       9.5%
                  Year 3             -      10.5%
                  Year 4             -      11.5%
                  Year 5             -      12.5%
                  Year 6             -      13.5%

                  (b) Interest shall be payable quarterly in arrears, commencing on the fifth (5th) business day after the scheduled quarterly dividend payment on ElderTrust common shares of beneficial interest is made by ElderTrust for the quarter ending September 30, 1999, and continuing thereafter upon either: (i) the fifth (5th) business day after the scheduled quarterly dividend payment on ElderTrust common shares of beneficial interest is made by ElderTrust, or if , for any quarter, no such dividend is paid, then (ii) on each January 1, April 1, July 1, and October 1 until the Maturity Date (as such term is hereinafter defined). The total unpaid principal balance and all accrued and unpaid interest shall be due and payable on the Maturity Date.

                  (c) All payments of principal or interest shall be made to the Holder of this Note not later than 1:00 p.m. on the date and at the place of payment designated by the Holder hereof as aforesaid (or at such other place as the Holder hereof may from time to time designate), and any payment received on such date but after such hour shall be deemed to have been paid to and received by the Holder on the next succeeding business day. If the date on which any payment is required to be made pursuant to this Note is not a business day, then such payment shall be due and payable on the next succeeding day which is not a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania.

                  (d) As used in the Note, the term "Maturity Date" shall mean July 29, 2005.

                  (e) All payments hereof shall be made without reduction, and shall not be subject to any claim or offset of any kind or nature whatsoever.

         2. Prepayments.
            ------------

                  (a) Permitted Prepayments. Provided Maker is not in default under this Note or under any other document relating to or executed in connection with this Note (collectively, the "Documents"), the principal amount of this Note or any other amounts owed under this Note at any time, and from time to time, may be prepaid in whole or in part, together with interest accrued thereon to the date of such prepayment, without premium, upon not less than ten (10) days' prior written notice to the Holder at the place of payment designated above.

                  (b) Mandatory Prepayments. Upon the sale, assignment or transfer by Maker of any of the 370,600 common shares of beneficial interest of ElderTrust or 118,750 units of limited partnership of Holder as of the date hereof ("Maker's Common Shares and Units"), Maker agrees to make a prepayment of the Loan to the extent of $2.05 per such share or unit sold, assigned or transferred. Such mandatory prepayment shall be made within ten (10) days of the date of such sale, assignment or transfer.

         Notwithstanding the foregoing, no such mandatory prepayment shall be due upon: (i) the grant of a security interest equivalent to that existing on the date hereof under the Loan and Security Agreement and any related documents between Maker and Summit Bank dated as of January 28, 1998 (the "Summit Bank Documents") in any such shares or units by Maker to a person or entity for the purpose of refinancing Maker's obligations to Summit Bank under the Summit Bank Documents; provided that such refinancing is not for an amount greater than the obligations outstanding under the Summit Bank Documents as of the date hereof; and further provided that the terms upon which such transfer or assignment is made do not affect, limit or hinder the Holder's right and ability hereunder to receive such mandatory prepayments in the event of any other sale, assignment or transfer thereof; or (ii) the redemption by Maker of any of his units of limited partnership interest in Holder for common shares of beneficial interest of ElderTrust in accordance with the terms of the Second and Amended and Restated Agreement of Limited Partnership of Holder (but such Common Shares issued in exchange for Units shall be added to the Maker's Common Shares already subject to this mandatory prepayment obligation).

         3. Other Agreements. (a) Maker agrees to notify Holder in writing of any sale, transfer or assignment of any of Maker's Common Shares and Units within one (1) business day after any such sale, transfer or assignment.

         (b) Maker also agrees and covenants that he shall not directly or indirectly create, incur, assume or permit to exist any lien (statutory or otherwise), charge (whether fixed or floating), mortgage, pledge, assignment (other than an assignment covered by paragraph 2(b) hereof, above), encumbrance, claim, option, condition, restriction, or other security or preferential arrangement of any kind or nature whatsoever upon or with respect to any of Maker's Common Shares and Units, except the lien in favor of Summit Bank, to the extent the same may be perfected as of the date hereof, arising in connection with that certain Loan and Security Agreement between Maker and Summit Bank, dated January 28, 1998.

         4. Events of Default.
            -----------------

         At the option of Holder, the principal amount of this Note shall be accelerated, and shall become immediately due and payable, without notice or demand, upon the occurrence at any time of any of the following ("Events of Default"):

                  (a) failure to pay when due, as set forth herein, any principal or interest payments or other payment under the Documents; or

                  (b) the commencement of any case action or proceeding whether voluntary or involuntary (which, in the case of an involuntary proceeding, is not dismissed within sixty (60) days from the date it is filed), under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute, or any assignment for the benefit of creditors; or

                  (c) the occurrence of any other default or breach by Maker of any covenant, term or condition of this Note which remains uncured for more than ten (10) days; or

                  (d) the occurrence of any other default or Event of Default under any other Document executed in connection herewith which is not cured within any cure period that may be provided for under any such Loan Document.

                  (e) any representation or warranty made by Maker herein or in any Document executed in connection herewith which shall have been incorrect in any material respect when made.

                  For purposes of subparagraphs (d) and (e) hereof, provided Maker has shown evidence satisfactory to Holder in its sole discretion of Maker's good faith efforts to cure any default or Event of Default set forth in such subparagraph, then Holder agrees to forbear from exercising its rights hereunder until the earlier of an additional ninety (90) days or such time as Holder is no longer satisfied with Maker's good faith efforts to cure any such default or Event of Default.

         5. Remedies.
            ---------

                  (a) If any payment, including each quarterly interest payment and Mandatory Prepayment required by this Note, is not made when due, such unpaid amount shall, itself, accrue interest. Additionally, upon any Event of Default under this Note, including any such payment default, the interest rate provided for herein shall immediately, without notice, increase to two percent (2%) over the interest rate set forth in paragraph (a) on page two hereof (the `"Default Interest Rate").

                  (b) Upon the occurrence of an Event of Default, Holder may exercise any remedy provided hereunder, or at law, and subject to the provisions of paragraph 4.

                  (c) Maker promises to pay all costs of collection, including without limitation, attorneys' fees, and all expenses in connection with the protection or realization on any collateral securing this Note, whether or not suit is brought hereon. Such costs and expenses shall include, without limitation, all fees, costs, attorneys' fees and expenses incurred by the Holder hereof in connection with any suit to enforce any Document, any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Maker, which in any way affects the rights of the Holder to exercise its rights and remedies under this Note.

         6. Miscellaneous.
            --------------

                  (a) Maker hereby expressly waives presentment, demand, protest, notices of protest, dishonor and non-payment of this Note and all notices of every kind. To the extent permitted by applicable law, the defense of the statute of limitations hereby is waived by Maker.

                  (b) No single or partial exercise of any power hereunder or under any Document executed in connection herewith shall preclude other or further exercise thereof or the exercise of any other right or power in connection with the enforcement of this Note. No delay or omission on the part of the Holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

                  (c) This Note shall be governed by and construed under the laws of the Commonwealth of Pennsylvania. Maker hereby submits to personal jurisdiction in said Commonwealth for the enforcement of Maker's obligations hereunder, and waives any and all rights to object to jurisdiction within such Commonwealth in connection with litigation to enforce rights under this Note or any other Document executed in connection herewith. In the event such litigation is commenced, Maker agrees that service of process may be made and personal jurisdiction over Maker obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Maker at his place of business or last-known place of residence. Maker may designate a substitute agent, or change the address to which said copies shall be sent, by notice to Holder at the place designated for payment hereof by Holder.


                                                MAKER:

                                                --------------------------------
                                                Edward B. Romanov, Jr.

                                                                       EXHIBIT B


                       SECTION 5.1 OF EMPLOYMENT AGREEMENT


         5.1 Discoveries. Employee shall communicate to Employer and preserve as confidential information of Employer each discovery, idea, design, invention and improvement relating in any manner to Employer's business, whether or not patentable and whether or not reduced to practice, which is conceived, developed or made by Employee, whether alone, or jointly with others, at any time during the Term hereof (such discoveries, ideas, designs, inventions and improvements are referred to as "Employee's Discoveries"). All of Employee's Discoveries shall be Employer's exclusive property, and all of Employee's right, title and interest therein are hereby irrevocably assigned to Employer, Employee shall not, except with Employer's express prior written consent, or except in the proper course of his employment with Employer, use any of Employee's Discoveries for his own benefit or the benefit of any Person (as defined herein), or disclose any of Employee's Discoveries to any outside Person through publication or in any other manner.



         For purposes of this Agreement, the term "Person" means a natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, government (and any branch or subdivision thereof), governmental agency, association, cooperative or other entity.

                                                                       EXHIBIT C


                             [ELDERTRUST LETTERHEAD]



                                                              ________ ___, 1999


TO WHOM IT MAY CONCERN:

         This letter will confirm that Edward B. Romanov, Jr. served as the Company's President and Chief Executive Officer from September 23, 1997 through July 28, 1999, when he resigned his employment to pursue other business interests. During his tenure, he guided the Company through its successful initial public offering, completed in January 1998, which raised approximately $125 million. He also administered the Company's affairs for approximately two years.

         At the time of Mr. Romanov's departure, the Company had total assets of approximately $273 million, including direct equity investment interests in 22 buildings and nine term and construction loans secured by a like number of healthcare facilities. In addition, the Company had indirect investments in entities owning interests in nine healthcare facilities and having total assets of approximately $110 million.

         I wish Ed the best in his future endeavors.



                                                    Sincerely yours,


                                                    D. Lee McCreary, Jr.
                                                    Acting President and
                                                    Chief Executive Officer